SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

April 15, 2005

PACIFIC CONTINENTAL CORPORATION
(Exact name of registrant as specified in its charter)

Oregon

(State or other jurisdiction of incorporation)
0001084717	93-1269184
(Commission File Number)	IRS Employer Identification No.

111 West 7th Avenue

Eugene, Oregon 97401

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (541) 686-8685

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.
Change in Control Severance/Salary Continuation Agreements. Effective April 15, 2005, Registrant entered into new Change in Control Severance/Salary Continuation Agreements with several senior officers, including Executive Vice Presidents Roger Busse, Mitchell Hagstrom, Daniel Hempy, and Michael Reynolds. The new agreements supercede and replace any existing employment/severance agreement that is currently in place with each such officer of the Registrant.

Pursuant to the new agreements, each executive is eligible for two different payments in connection with a change in control, as defined, of the Registrant or its wholly owned subsidiary, Pacific Continental Bank (the “Bank”). If the executive remains employed through the date of a change in control on the terms set forth in the agreement, the executive will receive a lump sum change in control payment, based on a multiplier of such executive’s compensation (defined as highest annualized salary, including bonus, for each of the three most recent calendar years, including the current year). For Messrs. Hagstrom and Hempy, the multiplier is 0.5. For Messrs. Busse and Reynolds, the multiplier is 1.0. For example, Mr. Busse will receive one times his current salary and bonus upon consummation of a change in control transaction, so long as he remains employed though closing of the transaction and assists Registrant and/or the Bank in evaluating the proposal.

Each executive is also eligible for a salary continuation payment following a change of control, payable in the case of a termination event after a change in control, as defined. A “termination event after a change in control” includes termination of employment by executive for good reason (as defined), termination by the Registrant or its successor other than for cause or disability (each as defined), or termination of the executive’s employment or the agreement, other than for cause, disability or death during the twelve month period prior to a change in control. The salary protection period for Messrs. Hagstrom and Hempy is 18 months, and the protection period for Messrs. Busse and Reynolds is 12 months.

The agreements provide that the total severance and salary continuation payments to be received by each executive will be limited to less than the amount that would cause them to be an “excess parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code. In addition, the salary continuation payments to be received by each executive will be reduced by any compensation that he receives from the Registrant or its successor following a change in control.

Each agreement contains a non-solicitation provision, which prohibits the executive from soliciting employees or customers of the Registrant or the Bank during the salary protection period set forth in each agreement.

Change in Director Compensation. At a meeting of the Board of Directors (the “Board”) of Registrant on April 19, 2005, the Board approved a new director compensation program, effective retroactively to January 1, 2005. The Board has determined to eliminate the payment of director fees to inside directors, and to discontinue the director performance bonus plan. Effective January 1, 2005, attendance fees per meeting of the Registrant or the Bank will be $2,100 for the chairman of the meeting, and $1,900 for other non-employee directors in attendance. In addition, the chairs of certain committees will receive $500 quarterly retainers, and directors will receive attendance fees of $100 to $150 per meeting of those committees.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At its meeting on April 19, 2005, the Board also approved amendments to Article II, Section 13 of the Registrant’s bylaws. In particular and as discussed further under Item 1.01, the provision was amended to eliminate the payment of director fees to inside directors, to discontinue the director performance bonus plan, and to accommodate the new director compensation program. A copy of Article II, Section 13 of Registrant’s bylaws, as amended, is included as Exhibit 3.1 to this Current Report on Form 8-K.

Exhibit
Number   Description
3.1        Article II, Section 13 of the Registrant’s bylaws, as amended April 19, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 19, 2005
PACIFIC CONTINENTAL CORPORATION By: /s/ Hal Brown Hal Brown President and Chief Executive Officer